Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS FIRST QUARTER 2017 RESULTS
AND PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, May 3, 2017 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the first quarter of 2017. This release is divided into two parts—first, a “Highlights” section that summarizes key production and financial results for the three months ended March 31, 2017, and second, a section providing additional details related to the Company’s first quarter 2017 results and an operations update.

Part I

First Quarter 2017 Highlights

Sequential Results

•
Matador reported net income attributable to Matador Resources Company shareholders (GAAP basis) of $44.0 million, or earnings of $0.44 per diluted common share, in the first quarter of 2017, a decrease of 58% sequentially, as compared to net income attributable to Matador Resources Company shareholders (GAAP basis) of $104.2 million, or earnings of $1.09 per diluted common share, in the fourth quarter of 2016. Virtually all of the net income (GAAP basis) reported for the fourth quarter of 2016 was attributable to recognizing the remaining deferred gain of $104.1 million from Matador’s October 2015 sale of its natural gas processing plant in Loving County, Texas.

•
Matador’s adjusted net income attributable to Matador Resources Company shareholders, a non-GAAP financial measure, increased 142% sequentially from $7.2 million, or adjusted earnings of $0.08 per diluted common share, in the fourth quarter of 2016 to $17.4 million, or adjusted earnings of $0.17 per diluted common share, in the first quarter of 2017.

•
Adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA”) attributable to Matador Resources Company shareholders, a non-GAAP financial measure, increased 28% sequentially from $54.5 million in the fourth quarter of 2016 to $70.0 million in the first quarter of 2017.

•
Average daily oil production increased 17% sequentially from approximately 15,700 barrels per day in the fourth quarter of 2016 to approximately 18,300 barrels per day in the first quarter of 2017. Matador’s first quarter 2017 average daily oil production was the best quarterly result in the Company’s history.

•
Average daily natural gas production increased 3% sequentially from approximately 85.5 million cubic feet per day in the fourth quarter of 2016 to approximately 88.1 million cubic feet per day in the first quarter of 2017. Matador’s first quarter 2017 average daily natural gas production was the best quarterly result in the Company’s history.

•
Average daily oil equivalent production increased 10% sequentially from approximately 30,000 BOE per day (52% oil) in the fourth quarter of 2016 to approximately 33,000 BOE per day (56% oil) in the first quarter of 2017. Matador’s first quarter 2017 average daily oil equivalent production was the best quarterly result in the Company’s history.

•
Delaware Basin average daily oil equivalent production increased 19% sequentially from approximately 20,700 BOE per day (consisting of 12,800 barrels of oil per day and 47.0 million cubic feet of natural gas per day) in the fourth quarter of 2016 to approximately 24,500 BOE per day (consisting of 15,700 barrels of oil per day and

53.1 million cubic feet of natural gas per day) in the first quarter of 2017. The Delaware Basin contributed 86% of Matador’s daily oil production, 60% of daily natural gas production and 74% of daily oil equivalent production in the first quarter of 2017.

Year-Over-Year Results

•
On a year-over-year basis, Matador’s net income attributable to Matador Resources Company shareholders (GAAP basis) of $44.0 million, or earnings of $0.44 per diluted common share, in the first quarter of 2017 increased from a net loss attributable to Matador Resources Company shareholders (GAAP basis) of $107.7 million, or a loss of $1.26 per diluted common share, in the first quarter of 2016. Matador’s adjusted net income attributable to Matador Resources Company shareholders, a non-GAAP financial measure, of $17.4 million, or adjusted earnings of $0.17 per diluted common share, in the first quarter of 2017 increased from an adjusted net loss attributable to Matador Resources Company shareholders (non-GAAP) of $13.9 million, or an adjusted loss of $0.16 per diluted common share, in the first quarter of 2016.

•
Matador’s Adjusted EBITDA attributable to Matador Resources Company shareholders, a non-GAAP financial measure, increased 307% year-over-year from $17.2 million in the first quarter of 2016 to $70.0 million in the first quarter of 2017.

•	Year-over-year, from the first quarter of 2016 to the first quarter of 2017:

•	Average daily oil production increased 60% from approximately 11,500 barrels per day to approximately 18,300 barrels per day;

•	Average daily natural gas production increased 19% from approximately 74.2 million cubic feet per day to approximately 88.1 million cubic feet per day; and

•	Average daily oil equivalent production increased 38% from approximately 23,800 BOE per day to approximately 33,000 BOE per day.

Proved Reserves at March 31, 2017

•
Matador’s total proved oil and natural gas reserves increased 11% sequentially from 105.8 million BOE (consisting of 57.0 million barrels of oil and 292.6 billion cubic feet of natural gas) at December 31, 2016 to 117.1 million BOE (consisting of 62.9 million barrels of oil and 325.3 billion cubic feet of natural gas) at March 31, 2017. Oil, natural gas and total proved reserves at March 31, 2017 were all-time highs for Matador. At March 31, 2017, approximately 54% of Matador’s total proved oil and natural gas reserves were oil and approximately 43% were proved developed reserves.

Acreage Acquisitions

•
Matador acquired approximately 13,900 gross (8,200 net) acres in the first quarter of 2017, including production of approximately 1,000 BOE per day, for an average acreage cost of approximately $9,000 per acre. This acreage was acquired primarily in our Rustler Breaks and Antelope Ridge asset areas in Lea and Eddy Counties, New Mexico.

•
Early in the second quarter of 2017, Matador acquired approximately 2,000 gross (1,300 net) additional acres in and around its various asset areas, also for an acreage cost of approximately $9,000 per acre, bringing Matador’s total acreage position in the Delaware Basin to approximately 102,300 net acres at May 3, 2017.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	March 31, 2017	December 31, 2016		March 31, 2016
Net Production Volumes:(1)
Oil (MBbl)(2)	1,649	1,446		1,044
Natural gas (Bcf)(3)	7.9	7.9		6.8
Total oil equivalent (MBOE)(4)	2,970	2,757		2,170
Average Daily Production Volumes:(1)
Oil (Bbl/d)	18,323	15,720		11,473
Natural gas (MMcf/d)(5)	88.1	85.5		74.2
Total oil equivalent (BOE/d)(6)	32,999	29,965		23,846
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$50.72	$47.34		$28.89
Oil, with realized derivatives (per Bbl)	$49.73	$46.65		$34.12
Natural gas, without realized derivatives (per Mcf)	$3.94	$3.35		$2.04
Natural gas, with realized derivatives (per Mcf)	$3.86	$3.34		$2.27
Revenues (millions):
Oil and natural gas revenues	$114.8	$94.8		$43.9
Third-party midstream services revenues	$1.6	$2.3		$0.5	(14)
Realized (loss) gain on derivatives	$(2.2)	$(1.1)		$7.1
Operating Expenses (per BOE):
Production taxes, transportation and processing	$3.98	$4.43		$3.64
Lease operating	$5.31	$5.41		$6.69	(15)
Plant and other midstream services operating	$0.79	$0.67		$0.47
Depletion, depreciation and amortization	$11.45	$11.56		$13.33
General and administrative(7)	$5.50	$5.65		$6.07
Total(8)	$27.03	$27.72		$30.20
Net income (loss) (millions)(9)	$44.0	$104.2	(13)	$(107.7)
Earnings (loss) per common share (diluted)(9)	$0.44	$1.09		$(1.26)
Adjusted net income (loss) (millions)(9)(10)	$17.4	$7.2		$(13.9)
Adjusted earnings (loss) per common share (diluted)(9)(11)	$0.17	$0.08		$(0.16)
Adjusted EBITDA (millions)(9)(12)	$70.0	$54.5		$17.2

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Millions of cubic feet of natural gas per day.
(6) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(7) Includes approximately $1.40, $1.23 and $1.03 per BOE of non-cash, stock-based compensation expense in the first quarter of 2017, fourth quarter of 2016 and the first quarter of 2016, respectively.
(8) Total does not include the impact of full-cost ceiling impairment charges or immaterial accretion expenses.
(9) Attributable to Matador Resources Company shareholders.
(10) Adjusted net income (loss) is a non-GAAP financial measure. For a definition of adjusted net income (loss) and a reconciliation of adjusted net income (loss) (non-GAAP) to net income (loss) (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(11) Adjusted earnings (loss) per share is a non-GAAP financial measure. For a definition of adjusted earnings (loss) per share and a reconciliation of adjusted earnings (loss) per share (non-GAAP) to earnings (loss) per share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(12) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(13) During the fourth quarter of 2016, the Company recognized the remaining deferred gain of $104.1 million from the October 2015 sale of its natural gas processing plant in Loving County, Texas.
(14) Reclassified from other income due to the midstream segment becoming a reportable segment in the third quarter of 2016.
(15) $0.47 per BOE reclassified to plant and other midstream services operating expenses due to the midstream segment becoming a reportable segment in the third quarter of 2016.

A short presentation summarizing the highlights of Matador’s first quarter 2017 earnings release is also included on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab.

Management Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “The Board, the staff and I are very pleased to report better than expected operating and financial results. For the first quarter of 2017, Matador’s average daily oil and natural gas production and proved reserves were all at record highs. We have cash in the bank and our bonds are trading above par. Our first quarter results confirm the Company’s commitment to delivering consistent growth in shareholder value, highlighted by a significant increase in our proved reserves, as well as the continued strength of our balance sheet and our available borrowing capacity.

“The northern Delaware Basin has continued to deliver exceptional results for Matador and continues to be the main focus of our exploration and production activities. Our Delaware Basin average daily oil equivalent production increased 19% sequentially from the fourth quarter of 2016 and 2.5-fold from the first quarter of 2016. We attribute this strong production growth to the quality well results achieved throughout our northern Delaware Basin acreage position and to the continued improvements in land acquisition, geologic understanding, oil and natural gas equipment, technology and facilities, and stimulation and production practices by our technical teams in each of our asset areas.

“Adding to the ways Matador strives to create value for its shareholders, we are also excited about the formation during the first quarter of 2017 of a strategic joint venture to enhance and complement our Delaware Basin midstream assets, San Mateo Midstream, LLC. As anticipated, the joint venture is off to a solid start and has initiated construction on an additional 200 million cubic feet per day of incremental natural gas processing capacity in the Rustler Breaks asset area. San Mateo is also moving forward with its plans to build out oil, natural gas and salt water gathering capacity throughout the Wolf and Rustler Breaks asset areas, as well as drilling at least one additional salt water disposal well at Rustler Breaks in 2017. We look forward to the additional value creation that these midstream initiatives should provide for Matador and its shareholders.

“We continued to strategically add to and improve our acreage position in the Delaware Basin at attractive prices during the first quarter of 2017 as well. This additional acreage was acquired primarily in our Rustler Breaks and Antelope Ridge asset areas in Lea and Eddy Counties, New Mexico. Antelope Ridge is a new asset area for Matador in southern Lea County, where other operators are drilling some excellent wells in the Delaware, Avalon, Bone Spring and Wolfcamp intervals. We look forward to beginning to test our acreage there as early as the latter part of this year.

“Matador ended the first quarter with approximately $210 million in cash on hand and no borrowings under our credit facility, which, along with our anticipated cash flows, puts Matador in a very strong and well-funded financial and capital position to execute our drilling and midstream programs throughout the remainder of 2017. In addition, this past week, we were pleased to have our lenders increase the borrowing base under our credit facility from $400 million to $450 million. Although we chose to keep the ‘elected borrowing commitment’ at $400 million at this time, it is gratifying to us that our bank group continues to recognize the quality of our ever-growing Delaware Basin reserves base and to provide us with strong support for our growth plans. We also greatly appreciate the support of our vendors across the industry who work with us every day, in good times and tough times, to help us deliver ‘better wells for less money.’

“It was nice to visit with many of you recently at our Analyst Day on March 23 and during our recent travels to meet with shareholders. We look forward to providing you with additional details on our latest results and plans going forward at our upcoming Annual Meeting of Shareholders to be held here in Dallas on June 1. We hope you will plan to join us then.”

Part II

Operating and Financial Results — First Quarter 2017

Production and Revenues

Average daily oil equivalent production increased 10% sequentially from 29,965 BOE per day (52% oil) in the fourth quarter of 2016 to 32,999 BOE per day (56% oil) in the first quarter of 2017, and increased 38% year-over-year from 23,846 BOE per day (48% oil) in the first quarter of 2016. Matador’s first quarter 2017 average daily oil equivalent production was the best quarterly result in the Company’s history.

Average daily oil production increased 17% sequentially from 15,720 barrels per day in the fourth quarter of 2016 to 18,323 barrels per day in the first quarter of 2017, and increased 60% year-over-year from 11,473 barrels per day in the first quarter of 2016. Matador’s first quarter 2017 average daily oil production was the best quarterly result in the Company’s history.

Average daily natural gas production increased 3% sequentially from 85.5 million cubic feet per day in the fourth quarter of 2016 to 88.1 million cubic feet per day in the first quarter of 2017, and increased 19% year-over-year from 74.2 million cubic feet per day in the first quarter of 2016. Matador’s first quarter 2017 average daily natural gas production was the best quarterly result in the Company’s history.

Matador’s Delaware Basin average daily oil equivalent production was 24,535 BOE per day (74% of total oil equivalent production) in the first quarter of 2017, consisting of 15,685 barrels of oil per day (86% of total oil production) and 53.1 million cubic feet of natural gas per day (60% of total natural gas production). Matador’s Delaware Basin oil equivalent production increased 19% sequentially, as compared to 20,670 BOE per day in the fourth quarter of 2016, and increased 146% (2.5-fold) year-over-year, as compared to 9,958 BOE per day in the first quarter of 2016.

Oil and natural gas revenues increased 21% sequentially from $94.8 million in the fourth quarter of 2016 to $114.8 million in the first quarter of 2017, and increased 161% year-over-year from $43.9 million in the first quarter of 2016. The increase in oil and natural gas revenues was attributable not only to the increased oil and natural production noted above, but also to improved commodity prices. Realized oil prices increased 7% from $47.34 per barrel in the fourth quarter of 2016 to $50.72 per barrel in the first quarter of 2017, and increased 76% from $28.89 per barrel in the first quarter of 2016. Realized natural gas prices increased 18% from $3.35 per thousand cubic feet in the fourth quarter of 2016 to $3.94 per thousand cubic feet in the first quarter of 2017, and increased 93% from $2.04 per thousand cubic feet in the first quarter of 2016.

Third-party midstream services revenues decreased 31% sequentially from $2.3 million in the fourth quarter of 2016 to $1.6 million in the first quarter of 2017, but increased 229% year-over-year from $0.5 million in the first quarter of 2016. The sequential decrease primarily reflects increased usage of the Company’s salt water disposal capacity by Matador (revenues eliminated in consolidation) and less usage by third parties in the first quarter of 2017, as compared to the fourth quarter of 2016. The year-over-year increase is primarily attributable to a significant increase in third-party salt water being disposed of at Matador’s commercial facilities in the Wolf and Rustler Breaks asset areas and to the Black River processing plant in the Rustler Breaks asset area becoming operational in late August 2016. During the first quarter of 2016, Matador was still in the process of installing facilities on its second salt water disposal well operating in its Wolf asset area and had no salt water disposal wells operating in its Rustler Breaks asset area and no midstream services revenues attributable to natural gas processing plant operations. Third-party midstream services revenues are those revenues from midstream operations related to third parties, including working interest owners in Matador-operated wells; all revenues from Matador-owned production are eliminated in consolidation. Overall, including those midstream revenues attributable to Matador’s operations, total midstream services revenues increased 23% sequentially from the fourth quarter of 2016 and increased 360% from the first quarter of 2016.

Total realized revenues, including realized hedging gains and third-party midstream services revenues, increased 19% sequentially from $95.9 million in the fourth quarter of 2016 to $114.2 million in the first quarter of 2017, and increased 122% year-over-year from $51.5 million in the first quarter of 2016. Realized hedging losses from oil and natural gas hedges were $2.2 million in the first quarter of 2017, as compared to realized hedging losses of $1.1 million in the fourth quarter of 2016 and realized hedging gains of $7.1 million in the first quarter of 2016.

Net Income (Loss) and Earnings (Loss) Per Share

For the first quarter of 2017, Matador reported net income attributable to Matador Resources Company shareholders of approximately $44.0 million, or earnings of $0.44 per diluted common share on a GAAP basis, a decrease of 58% sequentially, as compared to net income attributable to Matador Resources Company shareholders of approximately $104.2 million, or earnings of $1.09 per diluted common share, in the fourth quarter of 2016, and as compared to a net loss attributable to Matador Resources Company shareholders of $107.7 million, or a loss of $1.26 per diluted common share, in the first quarter of 2016. During the fourth quarter of 2016, the Company recognized the remaining deferred gain of $104.1 million from the October 2015 sale of its natural gas processing plant and associated trunkline in Loving County, Texas. Portions of the first quarter 2017 net income attributable to Matador Resources Company shareholders (GAAP basis) were attributable to non-cash or non-recurring items, and excluding those items from the net income resulted in adjusted net income attributable to Matador Resources Company shareholders, a non-GAAP financial measure, of approximately $17.4 million, or adjusted earnings of $0.17 per diluted common share.

Matador’s net income for the first quarter of 2017 was favorably impacted by (1) increased oil and natural gas production, (2) higher realized oil and natural gas prices, (3) a non-cash, unrealized gain on derivatives of $20.6 million, (4) no full-cost ceiling impairment in the quarter and (5) no income tax expense. Matador’s net income for the first quarter of 2017 was unfavorably impacted by (1) a realized loss on derivatives of $2.2 million and (2) one-time, non-recurring general and administrative expenses of $3.5 million attributable to the formation of San Mateo.

For a reconciliation of adjusted net income (non-GAAP) and adjusted earnings (loss) per diluted common share (non-GAAP) to net income (loss) (GAAP) and earnings (loss) per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Adjusted EBITDA

Adjusted EBITDA attributable to Matador Resources Company shareholders, a non-GAAP financial measure, increased 28% sequentially from $54.5 million in the fourth quarter of 2016 to $70.0 million in the first quarter of 2017, and increased 307% year-over-year from $17.2 million in the first quarter of 2016. The sequential and year-over-year increases in Adjusted EBITDA were primarily attributable to the increases in both oil and natural gas production and in realized oil and natural gas prices during the first quarter of 2017, as compared to the fourth quarter of 2016 and the first quarter of 2016.

For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operating Expenses

Production taxes, transportation and processing

Production taxes, transportation and processing expenses on a unit-of-production basis decreased 10% sequentially from $4.43 per BOE in the fourth quarter of 2016 to $3.98 per BOE in the first quarter of 2017, and increased 9% year-over-year from $3.64 per BOE in the first quarter of 2016. Production taxes increased during the first quarter of 2017 primarily as a result of higher oil and natural gas revenues, as compared to the fourth quarter of 2016 and especially to the first quarter of 2016. The increase in production taxes was offset by a decrease in transportation and processing expenses year-over-year, primarily as a result of the start-up in late August 2016 of the Black River cryogenic natural gas processing plant in the Rustler Breaks asset area. On a unit-of-production basis, these first quarter 2017 expenses also benefited from significantly higher daily oil equivalent production of 10% and 38%, respectively, as compared to the fourth quarter of 2016 and the first quarter of 2016.

Lease operating expenses (“LOE”)

Importantly, lease operating expenses on a unit-of-production basis decreased 2% sequentially from $5.41 per BOE in the fourth quarter of 2016 to $5.31 in the first quarter of 2017, and decreased 21% year-over-year from $6.69 per BOE in the first quarter of 2016. The year-over-year decrease in lease operating expenses on a unit-of-production basis was primarily attributable to several key factors, including (1) decreased field supervisory costs as a number of third-party contractors became full-time employees during the second quarter of 2016, (2) decreased costs associated with the Company’s Eagle Ford operations, including workover, salt water disposal and chemical costs, (3) additional salt water disposal and gathering capacity added in both the Wolf and Rustler Breaks asset areas and (4) higher total oil equivalent production as compared to the prior periods.

Plant and other midstream services operating expenses

Matador’s plant and other midstream services operating expenses on a unit-of-production basis increased 18% sequentially from $0.67 per BOE in the fourth quarter of 2016 to $0.79 per BOE in the first quarter of 2017, and increased 68% year-over-year from $0.47 per BOE in the first quarter of 2016. The increase in plant and other midstream services operating expenses is attributable to additional salt water disposal wells placed in service in the Wolf and Rustler Breaks asset areas during the first quarter of 2017, as well as to the overall increase in the scope of the Company’s midstream operations in the Delaware Basin since the first quarter of 2016.

Depletion, depreciation and amortization (“DD&A”)

Also notable was the decrease in depletion, depreciation and amortization expenses on a unit-of-production basis. These expenses decreased 1% sequentially from $11.56 per BOE in the fourth quarter of 2016 to $11.45 per BOE in the first quarter of 2017, and decreased 14% year-over-year from $13.33 per BOE in the first quarter of 2016. The decrease in DD&A expenses resulted both from the increases in Matador’s total proved reserves between the respective periods, as well as both improved development costs associated with wells being drilled in the Delaware Basin on a unit-of-production basis and the decreases in unamortized property costs resulting from full-cost ceiling impairments in prior periods, including the first quarter of 2016.

Full-cost ceiling impairment

Matador recorded no full-cost ceiling impairment for the first quarter of 2017, as reflected on the Company’s interim unaudited condensed consolidated statement of operations for the three months ended March 31, 2017.

General and administrative (“G&A”)

General and administrative expenses on a unit-of-production basis decreased 3% sequentially from $5.65 per BOE in the fourth quarter of 2016 to $5.50 per BOE in the first quarter of 2017, and decreased 9% year-over-year from $6.07 per BOE in the first quarter of 2016, primarily due to the increase in total oil equivalent production, and despite approximately $3.5 million of one-time, non-recurring charges attributable to the formation of San Mateo. Excluding the $3.5 million in non-recurring charges, general and administrative expenses were $4.34 per BOE for the first quarter of 2017. General and administrative expenses for the first quarter of 2017 also included non-cash, stock compensation expense of $1.40 per BOE, as compared to $1.23 per BOE in the fourth quarter of 2016 and $1.03 per BOE in the first quarter of 2016.

Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at March 31, 2017, December 31, 2016 and March 31, 2016.

	March 31, 2017	December 31, 2016	March 31, 2016
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	62,922	56,977	50,718
Natural Gas (Bcf)(4)	325.3	292.6	236.7
Total (MBOE)(5)	117,134	105,752	90,168
Estimated proved developed reserves:
Oil (MBbl)(3)	26,243	22,604	16,818
Natural Gas (Bcf)(4)	145.4	126.8	96.9
Total (MBOE)(5)	50,478	43,731	32,968
Percent developed	43.1%	41.4%	36.6%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	36,679	34,373	33,900
Natural Gas (Bcf)(4)	179.9	165.9	139.8
Total (MBOE)(5)	66,656	62,021	57,200
Standardized Measure (in millions)	$810.2	$575.0	$495.6
PV-10(6) (in millions)	$857.2	$581.5	$501.9

(1)	Numbers in table may not total due to rounding.

(2)
Matador’s estimated proved reserves, Standardized Measure and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic averages of the first-day-of-the-month prices for the period from April 2016 through March 2017 were $44.10 per Bbl for oil and $2.73 per MMBtu for natural gas, for the period from January 2016 through December 2016 were $39.25 per Bbl for oil and $2.48 per MMBtu for natural gas and for the period from April 2015 through March 2016 were $42.77 per Bbl for oil and $2.40 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. Matador reports its proved reserves in two streams, oil and natural gas, and the economic value of the natural gas liquids associated with the natural gas is included in the estimated wellhead natural gas price on those properties where the natural gas liquids are extracted and sold.

(3)	One thousand barrels of oil.

(4)	One billion cubic feet of natural gas.

(5)	One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.

(6)	PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Matador’s estimated total proved oil and natural gas reserves were 117.1 million BOE at March 31, 2017, an all-time high, consisting of 62.9 million barrels of oil and 325.3 billion cubic feet of natural gas (both also all-time highs), with a Standardized Measure of $810.2 million (GAAP basis) and a PV-10, a non-GAAP financial measure, of $857.2 million, an increase of 11%, as compared to estimated total proved oil and natural gas reserves of 105.8 million BOE at December 31, 2016, consisting of 57.0 million barrels of oil and 292.6 billion cubic feet of natural gas, with a Standardized Measure of $575.0 million and a PV-10 of $581.5 million. The 41% increase in Standardized Measure and 47% increase in PV-10 at March 31, 2017, as compared to December 31, 2016, were attributable both to the increase in total proved reserves and the increase in oil and natural gas prices used to determine Standardized Measure and PV-10. At March 31, 2017, the 12-month arithmetic averages of oil and natural gas prices used to estimate proved reserves were $44.10 per barrel and $2.73 per MMBtu, respectively, as compared to $39.25 per barrel and $2.48 per MMBtu, respectively, at December 31, 2016.

Proved oil reserves increased 10% from 57.0 million barrels at December 31, 2016 to 62.9 million barrels at March 31, 2017, and increased 24% from 50.7 million barrels at March 31, 2016. At March 31, 2017, approximately 54% of the Company’s total proved reserves were oil and 46% were natural gas. Approximately 43% of the Company’s total proved reserves were proved developed reserves at March 31, 2017, as compared to 37% at March 31, 2016.

The reserves estimates at all dates presented in the table above were prepared by the Company’s internal engineering staff. These reserves estimates were prepared in accordance with the SEC’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operations Update

During the first quarter of 2017, Matador continued focusing its efforts on the exploration, delineation and development of its Delaware Basin acreage in Loving County, Texas and Lea and Eddy Counties, New Mexico. Matador began 2017 operating four drilling rigs in the Delaware Basin and continued to do so throughout the first quarter. In late April 2017, Matador added a fifth drilling rig in the Delaware Basin and expects to operate five rigs in the Delaware Basin throughout the remainder of 2017.

Matador also began drilling a five-well program in the Eagle Ford shale in South Texas during the first quarter of 2017. Three of these wells, on the Company’s Martin Ranch leasehold in La Salle County, have been drilled and are awaiting completion. At May 3, 2017, the fourth and fifth wells, the Falls City #1H and #2H wells, are being batch drilled from a single pad. Matador anticipates that drilling operations will be completed on the Falls City wells by the middle of May, and this rig will be released at that time. Matador expects these five Eagle Ford shale wells to be completed and placed on production late in the second quarter or early in the third quarter of 2017. Matador appreciates the close coordination provided by Patterson-UTI Drilling Company with regard to these wells. Patterson-UTI mobilized a rig out of its yard in South Texas ready to drill, enabling Matador to drill the three Martin Ranch wells very efficiently, including a record drilling time for an Eagle Ford well on the Martin Ranch leasehold.

Delaware Basin - Southeast New Mexico and West Texas

At May 3, 2017, Matador is operating five drilling rigs in the Delaware Basin, including three rigs in its Rustler Breaks asset area, one rig in its Wolf and Jackson Trust asset areas and one rig in its Ranger/Arrowhead and Twin Lakes asset areas. Matador intends to operate five drilling rigs in these asset areas throughout the remainder of 2017, although one rig may move to the Company’s new Antelope Ridge asset area in southern Lea County, New Mexico in the third or fourth quarter of 2017. Matador expects to direct 93% of its estimated 2017 capital expenditures to drilling and completion and midstream operations in the Delaware Basin.

During the first quarter of 2017, Matador completed and placed on production a total of 14 gross (12.5 net) horizontal wells in the Delaware Basin, including 13 gross (12.4 net) operated wells and one gross (0.1 net) non-operated well. Of the operated wells, Matador completed and placed on production two gross (1.5 net) wells in its Wolf and Jackson Trust asset areas, eight gross (7.0 net) wells in its Rustler Breaks asset area and four gross (3.9 net) wells in its Ranger asset area.

At May 3, 2017, Matador remains on track with its projected 2017 drilling and completions program and estimates that it will complete and place on production 88 gross (55.8 net) wells in the Delaware Basin, including 66 gross (52.6 net) operated wells and 22 gross (3.2 net) non-operated wells, all of which are expected to be horizontal wells.

Matador continues to apply new technologies and innovative drilling and completion techniques to its Delaware Basin operations in an effort to both reduce costs and improve well performance. On the drilling side, Matador began using Schlumberger’s Axeblade* and Stinger* hybrid drilling bits (*marks of Schlumberger) in its vertical sections and horizontal laterals, leading to further improved rates of penetration and reduced drilling times. In late April 2017, Matador took delivery of a next-generation Patterson-UTI drilling rig with a new top drive capable of 50% higher torque and a third mud pump, in addition to all the features of the three previous rigs custom built for Matador. Matador expects to initially operate this rig in its Rustler Breaks asset area, and the Company anticipates additional improvements in drilling productivity using this next-generation rig, as well as continuing to optimize drilling practices on the other high technology rigs the Company is using in the Delaware Basin.

In the area of well completions, Matador continues to improve the efficiency of its stimulation operations and to increase the number of fracturing stages it can successfully pump per day. One way the Company is achieving these results is by completing wells in pairs on its multi-well pads using simultaneous operations, allowing the wireline operations on the first well to be conducted simultaneously with the fracturing operations on the second well. By alternating these operations simultaneously, Matador believes it could save up to $150,000 per well in stimulation costs. During the first quarter of 2017, approximately 40% of Matador’s stimulation operations were conducted using these simultaneous operations, and the Company estimates that it saved approximately $750,000 in stimulation costs using this approach, which saves money while maintaining the effectiveness and quality of the fracture treatment.

Finally, Matador is also working to reduce costs and increase efficiencies associated with the initial equipping of its wells for production.  The Company has begun implementing expandable facility designs in conjunction with its multi-well pad drilling program and believes it can realize cost savings in excess of $300,000 per additional well.  This innovative design also promotes optimized compression and centralized salt water disposal infrastructure, leading to increased natural gas sales and reduced LOE.  In addition, on recent wells, Matador has tested having production equipment pre-fabricated and skid-mounted offsite to reduce the initial facility install times by up to 50%.  As a result, new wells are being produced through permanent Matador facilities sooner following the wells’ initial flowback and testing periods, allowing for natural gas production to be turned to sales more quickly.

Rustler Breaks Asset Area - Eddy County, New Mexico

Matador operated two drilling rigs in its Rustler Breaks asset area during the first quarter of 2017, and the Company completed and placed on production eight gross (7.0 net) horizontal wells in this area, including seven gross (6.9 net) operated wells and one gross (0.1 net) non-operated wells. The seven operated wells included one Second Bone Spring completion, two Wolfcamp A-XY completions, one Wolfcamp B-Middle completion and three Wolfcamp B-Blair completions. Matador previously announced the 24-hour initial potential test results from several of these wells, but for completeness, the test results from all seven wells are summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Paul 25-24S-28E RB #121H	Second Bone Spring	779	904	930	84%	900	32/64”
Tom Walters 12-23S-27E RB #203H	Wolfcamp A-XY	1,145	2,454	1,554	74%	1,889	34/64”
Rustler Breaks 12-24S-27E #204H	Wolfcamp A-XY	908	1,522	1,162	78%	1,664	34/64”
Jim Tom Lontos 30-23S-28E RB #221H	Wolfcamp B-Middle	354	4,555	1,113	32%	2,410	36/64”
Brantley State 13-24S-27E RB #221H	Wolfcamp B-Blair	494	4,468	1,239	40%	2,948	36/64”
Jimmy Kone 05-24S-28E RB #223H	Wolfcamp B-Blair	582	8,704	2,033	29%	2,900	34/64”
Jimmy Kone 05-24S-28E RB #226H	Wolfcamp B-Blair	561	10,143	2,252	25%	3,250	34/64”
(1) Flowing casing pressure.

Overall, the well results achieved in the Rustler Breaks asset area in the first quarter of 2017 met or exceeded the Company’s expectations. Of particular note in the first quarter were the results from the Paul 25-24S-28E RB #121H (Paul #121H) well, a Second Bone Spring completion, and the Tom Walters 12-23S-27E RB #203H (Tom Walters #203H) well, a Wolfcamp A-XY completion.

The Paul #121H well was the first Second Bone Spring well drilled by Matador in the Rustler Breaks asset area since Matador’s initial tests of that formation in 2015, and both its 24-hour initial potential test and its early performance exceed the results of the Company’s previous two Second Bone Spring wells drilled in this area. The Paul #121H well had a completed lateral length of approximately 4,600 feet and was stimulated with 23 stages, pumping 40 barrels of fluid and approximately 3,000 pounds of primarily 30/50 white sand per completed lateral foot. As of late April 2017, the Paul #121H well had produced approximately 45,000 BOE (83% oil) in two months, a 50% improvement in early well performance as compared to earlier Second Bone Spring completions. Matador attributes this improved well performance to the larger stimulation treatment pumped in the Paul #121H well, as the two previous Second Bone Spring completions were stimulated using only 20 barrels of fluid and approximately 1,300 pounds of primarily 30/50 white sand per completed lateral foot. As also observed in the Wolf and Ranger asset areas, it appears that the Second Bone Spring formation at Rustler Breaks responds well to the larger stimulation treatment. It is also important to note that Matador drilled, completed and equipped the Paul #121H well for approximately $4.8 million, which, along with the improved well performance and higher oil cut, should result in strong economic returns for similar Second Bone Spring completions in this area. Matador expects to drill and complete at least one additional operated Second Bone Spring test in the Rustler Breaks asset area during 2017.

As Matador reported in its February 22, 2017 earnings release, the Tom Walters #203H well is located in the northwestern portion of the Rustler Breaks asset area, and the Company believes that the early performance of this well confirms the potential of the Wolfcamp A-XY interval throughout its Rustler Breaks acreage position. Since its completion in mid-January 2017, this well has continued to exhibit strong production performance. As of late April 2017, the Tom Walters #203H well had produced approximately 120,000 BOE (75% oil) in just over three months, and the well continues to track the performance of Matador’s best Wolfcamp A-XY well in the Rustler Breaks asset area, the Paul 25-24S-28E RB #221H (Paul #221H) well. As of late April 2017, the Paul #221H well had produced approximately 280,000 BOE (72% oil) in just over 11 months and continues to track 15 to 20% above Matador’s 900,000 BOE type curve for the Rustler Breaks asset area.

Matador began operating a third drilling rig in the Rustler Breaks asset area in late April 2017 and continues to do so at May 3, 2017. Matador plans to operate three drilling rigs at Rustler Breaks throughout the remainder of 2017, although it may elect to move one of these rigs to its Antelope Ridge asset area late in the third quarter or early in the fourth quarter to begin testing recently acquired acreage in that area.

Wolf and Jackson Trust Asset Areas - Loving County, Texas

Matador operated one drilling rig in its Wolf and Jackson Trust asset areas during the first quarter of 2017. During the first quarter, Matador completed and placed on production two gross (1.5 net) operated horizontal wells in its Wolf and Jackson Trust asset areas. One of these wells, the Totum E 18-TTT-C24 NL #211H (Totum #211H) well, was a Wolfcamp A-Lower completion and the other, the Barnett 90-TTT-B01 WF #124H (Barnett #124H) well, was a Second Bone Spring completion. Matador previously announced the 24-hour initial potential test results from both wells, but for completeness, the test results are summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Barnett 90-TTT-B01 WF #124H	Second Bone Spring	733	2,122	1,087	67%	1,375	38/64”
Totum E 18-TTT-C24 NL #211H	Wolfcamp A-Lower	1,610	3,824	2,247	72%	3,564	28/64”
(1) Flowing casing pressure.

In addition, during the first quarter of 2017, Matador drilled three gross (2.0 net) operated horizontal wells from a single pad in the southern portion of its Wolf asset area. These wells are currently flowing back following completion and include one gross (0.8 net) well in the Wolfcamp A-XY and two gross (1.2 net) wells in the Second Bone Spring. Matador has also drilled two gross (1.7 net) additional Second Bone Spring wells in the Wolf asset area early in the second quarter, and these wells are awaiting completion.

The early performance of the Totum #211H well has continued to exceed expectations. As of late April 2017, the Totum #211H well had produced approximately 110,000 BOE (78% oil) in just over 2.5 months of production and was tracking about 75% above Matador’s 700,000 BOE Wolfcamp A-Lower type curve for the Wolf and Jackson trust asset areas. Matador plans to drill three additional Wolfcamp A-Lower wells in its Jackson Trust asset area during 2017.

At May 3, 2017, Matador is operating one drilling rig in its Wolf and Jackson Trust asset areas, and the Company plans to operate one drilling rig in these areas throughout 2017. This rig has just begun drilling two new wells, the Barnett 90-TTT-B01 #224H and the Barnett 90-TTT-B01 #104H wells, which are planned to be the Company’s first tests of the Wolfcamp B and Avalon formations, respectively, in the Wolf asset area. Matador expects to complete these wells in mid-June and anticipates reporting results from these wells, in addition to several other recently drilled wells in the Wolf asset area, as part of its second quarter 2017 earnings release in early August.

Ranger Asset Area - Lea County, New Mexico and Arrowhead Asset Area - Eddy County, New Mexico

Matador operated one drilling rig in its Ranger asset area during the first quarter of 2017, and the Company completed and placed on production four gross (3.9 net) operated horizontal wells in this area. The four operated wells included two Second Bone Spring completions, one Third Bone Spring completion and one Wolfcamp A-Lower completion. Matador previously announced the 24-hour initial potential test results from two of these wells, but for completeness, the test results from all four wells are summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Eland 32-18S-33E RN State Com #123H	Second Bone Spring	579	291	628	92%	On ESP	N/A
Eland 32-18S-33E RN State Com #124H	Second Bone Spring	618	364	679	91%	On ESP	N/A
Cimarron 16-19S-34E RN State Com #133H	Third Bone Spring	846	449	920	92%	On ESP	N/A
Airstrip 31-18S-35E RN State Com #201H	Wolfcamp A-Lower	889	223	926	97%	On ESP	N/A
(1) Flowing casing pressure.

The two Eland wells are both Second Bone Spring wells completed in late March 2017. Both have completed lateral lengths of about 4,600 feet, and each well was stimulated with 19 stages pumping about 40 barrels of fluid per completed lateral foot. Matador stimulated the Eland #123H well with approximately 2,000 pounds of primarily 20/40 white sand per completed lateral foot, but stimulated the Eland #124H well with approximately 3,000 pounds of primarily 20/40 white sand per completed lateral foot, in order to determine the impact of using higher sand concentrations in the Second Bone Spring in this area. While it is still too early to draw any definitive conclusions as to the need for higher sand concentrations, it is noteworthy that the Eland #124H well has shown essentially no decline in its first month of production, while the Eland #123H well has begun to decline. Matador expects to test the higher sand concentrations (up to 3,000 pounds per foot) in future Second and Third Bone Spring completions, as well as closer perforation cluster spacings, as it continues to delineate its acreage throughout the Ranger and Arrowhead asset areas.

The Cimarron 16-19S-34E RN State Com #133H (Cimarron #133H) well was completed in the Third Bone Spring and offsets the Cimarron 16-29S-34E RN State Com #134H (Cimarron #134H) well drilled and completed in the Third Bone Spring in 2015. The Cimarron #133H well was drilled from spud to total depth in 14.5 days, which was Matador’s best drilling time to date for a Bone Spring well in the Ranger asset area. The Cimarron #133H well had an approximately 4,400-foot completed lateral length and was stimulated with 18 stages, pumping 40 barrels of fluid and approximately 2,000 pounds of primarily 20/40 white sand per completed lateral foot. Early performance from the Cimarron #133H well has been very similar to that of the Cimarron #134H well. As of late April 2017, the Cimarron #134H well had produced approximately 200,000 BOE (93% oil) in almost 21 months and is projected to have an estimated ultimate recovery between 500,000 and 600,000 BOE (93% oil).

In addition to these most recent completions, the Mallon wells, three Third Bone Spring completions in the Ranger asset area in the fourth quarter of 2016, continued to perform very well during their first few months of production. Following their 24-hour initial potential tests on 32/64-inch and 34/64-inch chokes, these wells were turned into Matador’s production facilities and have produced mostly on smaller 22/64-inch to 24/64-inch chokes since that time to manage the flowing bottomhole pressure and to extend the productive life of these wells. As of late April 2017, all three wells were still producing at flowing casing pressures between 750 and 1,000 psi. The Mallon #1H well has produced approximately 200,000 BOE (90% oil), the Mallon #2H well has produced approximately 165,000 BOE (91% oil) and the Mallon #3H well has produced approximately 170,000 BOE (91% oil) in their first 4.5 months of production. Each of these wells is significantly outperforming Matador’s 700,000 BOE Third Bone Spring type curve for the Ranger and Arrowhead asset areas. As of late April 2017, the Mallon #1H well performance is almost double that of the 700,000 BOE type curve, while the Mallon #2H and #3H wells are tracking about 70% above this type curve.

At May 3, 2017, Matador is operating one rig in its Ranger and Arrowhead asset areas, and the Company plans to operate one rig in these areas and the Twin Lakes asset area throughout 2017. Matador recently drilled its first operated horizontal well in the Arrowhead asset area, the Stebbins 20 Federal #123H well, a Second Bone Spring test, and is currently drilling two additional Second Bone Spring tests in the Arrowhead asset area. The Company expects to report initial results from these first wells in the Arrowhead asset area as part of its second quarter 2017 earnings release in early August.

Twin Lakes Asset Area - Lea County, New Mexico

In late March 2017, Matador began drilling the D. Culbertson State #234H well, the Company’s first horizontal test of the Wolfcamp D formation in the Twin Lakes asset area. At May 3, 2017, the well has been drilled but not yet completed. The well was drilled entirely within the 25-foot target window selected by the Company’s technical team, and Matador was encouraged by the faster-than-anticipated drilling time and by the hydrocarbon shows observed while drilling the Wolfcamp D formation. Matador expects to complete the well in late May or early June and anticipates reporting initial results from this well as part of its second quarter 2017 earnings release in early August.

Midstream Update

On February 17, 2017, Matador announced the formation of San Mateo Midstream, LLC (“San Mateo” or the “Joint Venture”), a strategic joint venture with a subsidiary of Five Point Capital Partners, LLC (“Five Point”). The midstream assets contributed to San Mateo include (1) the Black River cryogenic natural gas processing plant in the Rustler Breaks asset area (the “Black River Processing Plant”); (2) one salt water disposal well and a related commercial salt water disposal facility in the Rustler Breaks asset area; (3) three salt water disposal wells and related commercial salt water disposal facilities in the Wolf asset area; and (4) substantially all related oil, natural gas and water gathering systems and pipelines in both the Rustler Breaks and Wolf asset areas (collectively, the “Delaware Midstream Assets”). Matador received $171.5 million in connection with the formation of San Mateo and may earn up to an additional $73.5 million in performance incentives over the next five years. Matador continues to operate the Delaware Midstream Assets and retains operational control of the Joint Venture. The Company and Five Point own 51% and 49% of the Joint Venture, respectively. San Mateo will continue to provide firm capacity service to Matador at market rates, while also being a midstream service provider to third parties in and around the Wolf and Rustler Breaks asset areas.

Subsequent to the formation of the Joint Venture, San Mateo has initiated the expansion of the Black River Processing Plant to add 200 million cubic feet per day of cryogenic, natural gas processing capacity. This incremental natural gas processing capacity is expected to come online in the first quarter of 2018. In addition, at May 3, 2017, San Mateo is moving forward with its plans to drill additional salt water disposal wells in the Rustler Breaks asset area and to build out additional oil, natural gas and salt water gathering systems in the Wolf and Rustler Breaks asset areas. Matador incurred approximately $10 million in capital expenditures related to these projects during the first quarter of 2017.

Delaware Basin Acreage Update

At May 3, 2017, Matador held 178,600 gross (102,300 net) acres in the Permian Basin, primarily in the Delaware Basin in Lea and Eddy Counties, New Mexico and Loving County, Texas, as shown in the table below.

Matador’s Permian Basin Acreage at May 3, 2017 (approximate):

Asset Area	Gross Acres	Net Acres
Ranger (Lea County, NM)	26,400	16,600
Arrowhead (Eddy County, NM)	50,900	18,700
Rustler Breaks (Eddy County, NM)	31,900	18,100
Antelope Ridge (Lea County, NM)	11,600	8,600
Wolf and Jackson Trust (Loving County, TX)	13,500	8,400
Twin Lakes (Lea County, NM)	42,900	30,800
Other	1,400	1,100
Total	178,600	102,300

From January 1 through May 3, 2017, Matador acquired approximately 15,900 gross (9,500 net) acres and approximately 1,000 BOE per day of related production from various lessors and other operators, mostly in and around its existing acreage in the Delaware Basin. Some of this acreage, and a portion of the production, includes properties identified at the time of Matador’s December 2016 equity and debt offerings. These transactions were pending at the time of those offerings and closed subsequent to December 31, 2016. Matador has incurred capital expenditures of approximately $121 million since January 1, 2017 to acquire these leasehold interests and the related production. Matador also continues to improve and block up its acreage position in its various asset areas by conducting mutually beneficial acreage trades with other operators working in these areas.

Capital Spending Update

As provided in its 2017 guidance estimates, as updated during its Analyst Day presentation on March 23, 2017, Matador anticipates that it will incur capital expenditures of (1) $400 to $420 million for drilling, completing and equipping operated and non-operated wells in 2017, primarily in the Delaware Basin and (2) $56 to $64 million for its share of various midstream projects undertaken by San Mateo, representing 51% of an estimated 2017 joint venture capital expenditure budget of $110 to $125 million. The Company’s estimated 2017 capital expenditures for drilling, completing and equipping its wells account for a 10 to 15% increase in expected well costs attributable to higher anticipated oilfield service costs and in particular, stimulation costs, in 2017 as compared to 2016.
Matador has allocated substantially all of its estimated 2017 capital expenditures to the Delaware Basin, with the exception of amounts allocated to limited operations in the Eagle Ford (including the five wells being drilled and completed in 2017) and Haynesville shales to maintain and extend leases and to participate in those non-operated well opportunities where, in both cases, economic returns are expected to be comparable to Matador’s Delaware Basin wells.

During the first quarter of 2017, Matador’s capital spending in these categories was approximately $93 million, including approximately $83 million for drilling and completion operations and approximately $10 million for midstream operations. Capital spending for drilling, completing and equipping wells of $83 million was less than projected for the quarter as a result of the timing of completion operations, with certain wells scheduled to be completed late in the first quarter actually being completed early in the second quarter. The midstream expenditures were somewhat higher than anticipated in the first quarter, but this is again a result of timing, with certain 2017 proposed midstream initiatives getting underway earlier than originally anticipated.

Matador intends to continue acquiring acreage and mineral interests, principally in the Delaware Basin, throughout 2017. These expenditures are opportunity specific and per-acre prices can vary significantly based on the opportunity. As a result, it is difficult to estimate these 2017 capital expenditures with any degree of certainty; therefore, Matador has not provided estimated capital expenditures related to acreage and mineral acquisitions for 2017. Matador will provide periodic updates regarding completed acquisitions, as it has done in the Delaware Basin Acreage Update in this earnings release.

Liquidity Update

At March 31, 2017, the borrowing base under Matador’s revolving credit facility was $400 million based on the lenders’ review of the Company’s proved oil and natural gas reserves at June 30, 2016. At that date, Matador had cash on hand totaling approximately $210 million, not including the Company’s 51% interest in approximately $15 million of restricted cash associated with San Mateo, no outstanding borrowings under the Company’s revolving credit facility and approximately $0.8 million in outstanding letters of credit. At May 3, 2017, the Company continues to have no outstanding borrowings under its credit facility, other than approximately $0.8 million in outstanding letters of credit.

On April 28, 2017, Matador’s lenders unanimously increased the borrowing base under the Company’s revolving credit facility to $450 million based on their review of the Company’s proved oil and natural gas reserves at December 31, 2016. Given the Company’s current cash position, Matador chose to keep its “elected borrowing commitment” at $400 million. At May 3, 2017, Matador remains in a strong financial position and is well-funded to execute the remainder of its 2017 drilling program and midstream operations, primarily using cash on hand and anticipated cash flows from operations, but can call upon its fully undrawn line of credit should additional capital be needed. Currently, Matador does not have a separate line of credit for its midstream operations.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity.

At May 3, 2017, Matador has the following hedges in place, in the form of costless collars, for the remainder of 2017.

•	Approximately 3.3 million barrels of oil at a weighted average floor price of $45 per barrel and a weighted average ceiling price of $56 per barrel.

•	Approximately 16.7 billion cubic feet of natural gas at a weighted average floor price of $2.51 per MMBtu and a weighted average ceiling price of $3.60 per MMBtu.

Matador estimates that it now has approximately 65% of its anticipated oil production and approximately 70% of its anticipated natural gas production hedged for the remainder of 2017 based on the midpoint of its production guidance.

At May 3, 2017, Matador has the following hedges in place, in the form of costless collars, for 2018.

•	Approximately 1.9 million barrels of oil at a weighted average floor price of $44 per barrel and a weighted average ceiling price of $63 per barrel.

•	Approximately 16.8 billion cubic feet of natural gas at a weighted average floor price of $2.58 per MMBtu and a weighted average ceiling price of $3.67 per MMBtu.

2017 Guidance Affirmation

At May 3, 2017, Matador affirms its 2017 guidance as updated on March 23, 2017.

Key elements of the Company’s 2017 guidance are as follows:

(1) Oil production of 6.9 to 7.2 million barrels, an increase of 38% at the midpoint of 2017 guidance, as compared to 5.1 million barrels produced in 2016;

(2) Natural gas production of 33.0 to 35.0 billion cubic feet, an increase of 11% at the midpoint of 2017 guidance, as compared to 30.5 billion cubic feet produced in 2016;

(3) Total oil equivalent production of 12.4 to 13.0 million BOE, an increase of 25% at the midpoint of 2017 guidance, as compared to 10.2 million BOE produced in 2016;

(4) Drilling and completions capital expenditures (including equipping wells for production) of $400 to $420 million, including estimated capital expenditures associated with non-operated well opportunities;

(5) Midstream capital expenditures of $56 to $64 million, which represents Matador’s 51% share of an estimated capital expenditure budget of $110 to $125 million for San Mateo; and

(6) Adjusted EBITDA, a non-GAAP financial measure, of $255 to $275 million, an increase of 68% at the midpoint of 2017 guidance, as compared to 2016 Adjusted EBITDA of $157.9 million. Adjusted EBITDA guidance was based on estimated average realized prices of $51.72 per barrel for oil (West Texas Intermediate average oil price of $54.22 per barrel for oil, less $2.50 per barrel of estimated price differentials, using the forward strip for oil prices as of late February 2017) and $3.11 per thousand cubic feet for natural gas (NYMEX Henry Hub average natural gas price using the forward strip for natural gas prices as of late February 2017 and assuming regional price differentials and uplifts from natural gas processing roughly offset). These 2017 estimates reflect Matador’s reduced ownership in its Delaware Basin midstream assets from 100% to 51% upon the formation of San Mateo, as announced on February 17, 2017. In addition, at these oil and natural gas prices, Matador estimates a realized loss on derivatives of about $11 million in 2017.

Second Quarter 2017 Production Growth Estimates

As noted in both Matador’s February 22, 2017 earnings release and its Analyst Day presentation on March 23, 2017, the Company has planned for more multi-well pad drilling on its Delaware Basin acreage in 2017 than in previous years, which will likely cause the cadence of its production growth to be somewhat uneven from quarter to quarter.  As a result, Matador projects that its sequential production growth will be the highest in the first and third quarters of 2017.  In addition, third quarter production growth should also benefit from initial production attributable to Matador’s five-well drilling program in the Eagle Ford shale, as those wells are expected to be placed on production late in the second quarter or early in the third quarter of 2017.  For the year as a whole, Matador continues to project that, at the midpoint of 2017 guidance, its oil production will increase by approximately 36% and its natural gas production will increase approximately 11%, respectively, from the fourth quarter of 2016 to the fourth quarter of 2017.

As to the second quarter of 2017 specifically, Matador estimates that its oil production will increase by 2 to 4% and that its natural gas production will increase by 6 to 8%, resulting in total oil equivalent production growth of 3 to 5% from the first quarter of 2017.  Natural gas production in the second quarter is expected to benefit from initial production associated with three recently completed non-operated wells in the Haynesville shale in the Company’s Elm Grove asset area, which were placed on production by an affiliate of Chesapeake Energy Corporation early in the second quarter.

Conference Call Information

The Company will host a live conference call on Thursday, May 4, 2017, at 9:00 a.m. Central Time to review its first quarter 2017 financial results and operational highlights. To access the conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The conference ID and passcode is 11238591. The conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab through June 1, 2017.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo Midstream, LLC, in support of its exploration, development and production operations and provides natural gas processing, natural gas, oil and salt water gathering services and salt water disposal services to third parties on a limited basis.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; the ability of the Company’s midstream joint venture to expand the Black River cryogenic processing plant, the timing of such expansion and the operating results thereof; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering systems and the drilling of any additional salt water disposal wells; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	March 31, 2017	December 31, 2016
ASSETS
Current assets
Cash	$209,705	$212,884
Restricted cash	14,604	1,258
Accounts receivable
Oil and natural gas revenues	40,423	34,154
Joint interest billings	27,945	19,347
Other	7,077	5,167
Derivative instruments	1,715	—
Lease and well equipment inventory	2,929	3,045
Prepaid expenses and other assets	5,578	3,327
Total current assets	309,976	279,182
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	2,531,559	2,408,305
Unproved and unevaluated	564,813	479,736
Other property and equipment	175,139	160,795
Less accumulated depletion, depreciation and amortization	(1,898,296)	(1,864,311)
Net property and equipment	1,373,215	1,184,525
Other assets
Derivative instruments	2,283	—
Other assets	919	958
Total other assets	3,202	958
Total assets	$1,686,393	$1,464,665
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,266	$4,674
Accrued liabilities	111,492	101,460
Royalties payable	30,972	23,988
Amounts due to affiliates	2,515	8,651
Derivative instruments	8,321	24,203
Advances from joint interest owners	2,956	1,700
Amounts due to joint ventures	5,162	4,251
Other current liabilities	621	578
Total current liabilities	167,305	169,505
Long-term liabilities
Senior unsecured notes payable	573,968	573,924
Asset retirement obligations	21,482	19,725
Derivative instruments	—	751
Amounts due to joint ventures	860	1,771
Other long-term liabilities	7,282	7,544
Total long-term liabilities	603,592	603,715
Shareholders’ equity
Common stock - $0.01 par value, 120,000,000 shares authorized; 100,203,648 and 99,518,764 shares issued; and 100,135,608 and 99,511,931 shares outstanding, respectively	1,002	995
Additional paid-in capital	1,444,263	1,325,481
Accumulated deficit	(592,367)	(636,351)
Treasury stock, at cost, 68,040 and 6,833 shares, respectively	(633)	—
Total Matador Resources Company shareholders’ equity	852,265	690,125
Non-controlling interest in subsidiaries	63,231	1,320
Total shareholders’ equity	915,496	691,445
Total liabilities and shareholders’ equity	$1,686,393	$1,464,665

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended March 31,
	2017	2016
Revenues
Oil and natural gas revenues	$114,847	$43,926
Third-party midstream services revenues	1,555	473
Realized (loss) gain on derivatives	(2,219)	7,063
Unrealized gain (loss) on derivatives	20,631	(6,839)
Total revenues	134,814	44,623
Expenses
Production taxes, transportation and processing	11,807	7,902
Lease operating	15,758	14,511
Plant and other midstream services operating	2,341	1,027
Depletion, depreciation and amortization	33,992	28,923
Accretion of asset retirement obligations	300	264
Full-cost ceiling impairment	—	80,462
General and administrative	16,338	13,163
Total expenses	80,536	146,252
Operating income (loss)	54,278	(101,629)
Other income (expense)
Net gain on asset sales and inventory impairment	7	1,065
Interest expense	(8,455)	(7,197)
Other income	70	94
Total other expense	(8,378)	(6,038)
Net income (loss)	45,900	(107,667)
Net (income) loss attributable to non-controlling interest in subsidiaries	(1,916)	13
Net income (loss) attributable to Matador Resources Company shareholders	$43,984	$(107,654)
Earnings (loss) per common share
Basic	$0.44	$(1.26)
Diluted	$0.44	$(1.26)
Weighted average common shares outstanding
Basic	99,799	85,305
Diluted	100,298	85,305

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended March 31,
	2017	2016
Operating activities
Net income (loss)	$45,900	$(107,667)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(20,631)	6,839
Depletion, depreciation and amortization	33,992	28,923
Accretion of asset retirement obligations	300	264
Full-cost ceiling impairment	—	80,462
Stock-based compensation expense	4,166	2,243
Amortization of debt issuance cost	44	300
Net gain on asset sales and inventory impairment	(7)	(1,065)
Changes in operating assets and liabilities
Accounts receivable	(16,777)	7,307
Lease and well equipment inventory	147	150
Prepaid expenses	(2,251)	(47)
Other assets	39	97
Accounts payable, accrued liabilities and other current liabilities	8,256	2,591
Royalties payable	6,984	(3,975)
Advances from joint interest owners	1,255	2,524
Income taxes payable	—	(2,463)
Other long-term liabilities	(108)	1,875
Net cash provided by operating activities	61,309	18,358
Investing activities
Oil and natural gas properties capital expenditures	(204,457)	(74,370)
Expenditures for other property and equipment	(20,867)	(27,409)
Proceeds from sale of assets	350	—
Restricted cash	—	43,337
Restricted cash in less-than-wholly-owned subsidiaries	(13,346)	510
Net cash used in investing activities	(238,320)	(57,932)
Financing activities
Proceeds from issuance of common stock	—	142,350
Cost to issue equity	—	(614)
Proceeds from stock options exercised	1,981	—
Contributions related to formation of Joint Venture	171,500	—
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	4,900	—
Taxes paid related to net share settlement of stock-based compensation	(1,896)	(565)
Purchase of non-controlling interest of less-than-wholly-owned subsidiary	(2,653)	—
Net cash provided by financing activities	173,832	141,171
(Decrease) increase in cash	(3,179)	101,597
Cash at beginning of period	212,884	16,732
Cash at end of period	$209,705	$118,329

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because the forward-looking Adjusted EBITDA numbers included in this press release are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

	Three Months Ended			Year Ended
(In thousands)	March 31, 2017	December 31, 2016	March 31, 2016	December 31, 2016
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$43,984	$104,154	$(107,654)	$(97,421)
Net income (loss) attributable to non-controlling interest in subsidiaries	1,916	155	(13)	364
Net income (loss)	45,900	104,309	(107,667)	(97,057)
Interest expense	8,455	7,955	7,197	28,199
Total income tax provision (benefit)	—	105	—	(1,036)
Depletion, depreciation and amortization	33,992	31,863	28,923	122,048
Accretion of asset retirement obligations	300	354	264	1,182
Full-cost ceiling impairment	—	—	80,462	158,633
Unrealized (gain) loss on derivatives	(20,631)	10,977	6,839	41,238
Stock-based compensation expense	4,166	3,224	2,243	12,362
Net gain on asset sales and inventory impairment	(7)	(104,137)	(1,065)	(107,277)
Consolidated Adjusted EBITDA	72,175	54,650	17,196	158,292
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(2,216)	(164)	4	(400)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$69,959	$54,486	$17,200	$157,892

	Three Months Ended			Year Ended
(In thousands)	March 31, 2017	December 31, 2016	March 31, 2016	December 31, 2016
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$61,309	$37,624	$18,358	$134,086
Net change in operating assets and liabilities	2,455	9,215	(8,059)	(1,809)
Interest expense, net of non-cash portion	8,411	7,706	6,897	27,051
Current income tax provision (benefit)	—	105	—	(1,036)
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(2,216)	(164)	4	(400)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$69,959	$54,486	$17,200	$157,892

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income (loss) and adjusted earnings (loss) per diluted common share.  These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income (loss) and adjusted earnings (loss) per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income (loss) and adjusted earnings (loss) per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
(In thousands, except per share data)
Unaudited Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$43,984	$104,154	$(107,654)
Total income tax provision	—	105	—
Income (loss) attributable to Matador Resources Company shareholders before taxes	43,984	104,259	(107,654)
Less non-recurring and unrealized charges to income (loss) before taxes:
Full-cost ceiling impairment	—	—	80,462
Unrealized (gain) loss on derivatives	(20,631)	10,977	6,839
Net gain on asset sales and inventory impairment	(7)	(104,137)	(1,065)
Non-recurring transaction costs associated with the formation of San Mateo Joint Venture	3,458	—	—
Adjusted income (loss) attributable to Matador Resources Company shareholders before taxes	26,804	11,099	(21,418)
Income tax provision (benefit) (1)	9,381	3,885	(7,496)
Adjusted net income (loss) attributable to Matador Resources Company shareholders (non-GAAP)	$17,423	$7,214	$(13,922)

Basic weighted average shares outstanding, without participating securities	98,603	93,928	85,305
Dilutive effect of participating securities	1,196	1,043	—
Weighted average shares outstanding, including participating securities - basic	99,799	94,971	85,305
Dilutive effect of options, restricted stock units and preferred shares	499	691	—
Weighted average common shares outstanding - diluted	100,298	95,662	85,305
Adjusted earnings (loss) per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.17	$0.08	$(0.16)
Diluted	$0.17	$0.08	$(0.16)

(1) Estimated using federal statutory tax rate of 35%, which differs from the actual effective tax rate due to a full valuation allowance recognized against the deferred tax benefit.

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure.

(in millions)	At March 31, 2017	At December 31, 2016	At March 31, 2016
Standardized Measure	$810.2	$575.0	$495.6
Discounted future income taxes	47.0	6.5	6.3
PV-10	$857.2	$581.5	$501.9